                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*
    The Goldman Sachs Group, Inc.
     as successor to the The Goldman Sachs Group, L.P. (01)
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   (Last)               (First)                 (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York                      10004
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   (City)                           (State)                       (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


   March 23, 1999
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   MFN Financial Corporation
   (MFNF)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)

    June 10, 1999
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7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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====================================================================================================================================
                                Table I -- Non-Derivative Securities Beneficially Owned                                            |
====================================================================================================================================
                              |                                |                     |                                             |
                              |                                |                     |                                             |
                              |                                | 3. Ownership Form:  |                                             |
                              |       2. Amount of Securities  |    Direct (D) or    |                                             |
1. Title of Security          |          Beneficially Owned    |    Indirect (I)     | 4. Nature of Indirect Beneficial Ownership  |
   (Instr. 4)                 |          (Instr. 4)            |    (Instr. 5)       |    (Instr.5)                                |
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                              |                                |                     |                                             |
Common Stock                  |           1,737,305(02)        |          03         |                   03                        |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one  Reporting  Person,  see  Instruction
 5(b)(v).


FORM 3 (continued)

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                                  Table II -- Derivative Securities Beneficially Owned                                             |
                             (e.g., puts, calls, warrants, options, convertible securities)                                        |
====================================================================================================================================
                        |                       |                                      |              |               |            |
                        |                       |                                      |              | 5. Owner-     |            |
                        |                       |   3. Title and Amount of Securities  |              |    ship       |            |
                        |                       |      Underlying Derivative Security  |              |    Form of    |            |
                        |2. Date Exercisable    |      (Instr. 4)                      |              |    Derivative |            |
                        |   and Expiration Date |   ---------------------------------  | 4. Conver-   |    Security:  |            |
                        |   (Month/Day/Year)    |                       |  Amount      |    sion or   |    Direct     |6.Nature of |
                        |---------------------- |                       |  or          |    Exercise  |    (D) or     |  Indirect  |
                        |Date      |Expira-     |                       |  Number      |    Price of  |    Indirect   |  Beneficial|
1. Title of Derivative  |Exer-     |tion        |                       |  of          |    Derivative|    (I)        |  Ownership |
   Security (Instr. 4)  |cisable   |Date        |   Title               |  Shares      |    Security  |    (Instr.5)  |  (Instr. 5)|
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                        |          |            |                       |              |              |               |            |
                        |          |            |                       |              |              |               |            |
====================================================================================================================================

Instruction 5(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs and GS Group is 85 Broad Street, New York, New York, 10004.

Explanation of Responses:

01: As of May 7, 1999, The Goldman Sachs Group, L.P. was merged with and into GS Group, with GS Group as the surviving entity.

02: As described in the initial Form 3, the exact amount of shares to be received by Goldman Sachs in connection with the Issuer's Chapter 11 bankruptcy reorganization had not been determined as of the date on which such initial Form 3 was filed. Accordingly, the amount of shares set forth in the initial Form 3 (all of which were received in connection with such bankruptcy reorganization) was an estimated amount. The final amount of shares has now been determined and is set forth on Table I of this Amended Form 3. This amount reflects an additional 18,533 shares, which were received in connection with such bankruptcy reorganization.

03: The securities reported herein may be deemed to be beneficially owned directly by Goldman Sachs and may be deemed to be beneficially owned indirectly by GS Group. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. GS Group disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Signatures:

THE GOLDMAN SACHS GROUP, INC.


By:  s/ Hans L. Reich
     ------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


GOLDMAN, SACHS & CO.


By:  s/ Hans L. Reich
     ------------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


Date:     July 30, 1999



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

       Alternatively,   this  form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.